                                                         Registration No. ______
--------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                      ----------------------------------
                            Washington, D.C. 20549

                                   FORM S-8
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                           BAXTER INTERNATIONAL INC.
                           -------------------------
            (Exact name of registrant as specified in its character

          Delaware                                     36-0781620
--------------------------------         ---------------------------------------
(State or other jurisdiction of          (I.R.S. Employer Identification No.)
incorporation or organization)

                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000

        _______________________________________________________________
   (Address, including zip code of registrant's principal executive offices)

                           Baxter International Inc.
                      2000 Incentive Compensation Program
                  Stock Option Plan Adopted February 21, 2000
                           (Full title of the Plans)

        _______________________________________________________________

                                Jan Stern Reed
               Corporate Secretary and Associate General Counsel
                           Baxter International Inc.
                              One Baxter Parkway
                           Deerfield, Illinois 60015
                                (847) 948-2000

        _______________________________________________________________
           (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------------------------------------------------------
Title of each class of                            Proposed maximum          Proposed maximum
securities to be        Amount to be registered   offering price per unit   aggregate offering     Amount of registration fee
registered              (1)                       (2)                       price
--------------------------------------------------------------------------------------------------------------------------------
Common Stock
$1 par value                12,690,850 shares              $76.375              $969,263,668.75            $269,455.30
--------------------------------------------------------------------------------------------------------------------------------

(1) This Registration Statement also covers Common Stock of the Registrant to be issued pursuant to the anti-dilution provisions of the 2000 Incentive Compensation Program.

(2) The price per share, estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933 solely for the purpose of calculating the registration fee based on 85% of the average of the high and low prices per share as reported to the New York Stock Exchange on October 24, 2000.

(3) Rights initially are carried and traded with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

                                    PART I
             INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information.

Item 2.   Registrant Information and Employee Plan Annual Information.

The documents containing the information required by Items 1 and 2 have been or will be given, upon oral or written request, to employees participating in the Plan at no charge and are not required to be filed with the Securities and Exchange Commission (the "Commission") as part of this Registration Statement or as exhibits hereto.

                                    PART II
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

Baxter International Inc. (the "Registrant") incorporates herein by reference the following documents, as filed with the Commission:

       (a) The Registrant's Annual Report on Form 10-K for the year ended December 31, 1999;

       (b) The Registrant's Quarterly Report on Form 10-Q for the quarters ended March 31 and June 30;

       (c) The Registrant's current reports on Form 8-K filed on April 14, 2000; and

       (d) The descriptions of the Registrant's Common Stock which are contained in the registration statements filed with the Commission under Section 12 of the Securities Exchange Act of 1934 (the "Exchange Act"), including any subsequent amendment or any report filed for the purpose of updating such descriptions.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the respective dates of filing of such documents.

Item 4.   Description of Securities.

The Registrant's Common Stock is registered under Section 12 of the Exchange Act. The Registrant also has Common Stock Purchase Rights which are registered under the Exchange Act and are attached to each share of Common Stock at this time.

Item 5.   Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon for the Registrant by Thomas J. Sabatino, Jr., Corporate Vice President and General Counsel of the Registrant. Mr. Sabatino is an officer of the Registrant and beneficially owns shares of Common Stock.

Item 6.   Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law ("DGCL") provides that the Registrant may, and in some circumstances must, indemnify the directors and officers of the Registrant against liabilities and expenses incurred by any such person by reason of the fact that such person was serving in such capacity, subject to certain limitations and conditions therein set forth. The Registrant's Restated Certificate of Incorporation and amendments thereto provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the DGCL. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent permitted by law.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits

See the exhibit index immediately preceding the exhibits to this Registration Statement.

Item 9.   Undertakings.

          (a)  The Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement,

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Registrant further undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering hereof.

          (c)-(g)   Not applicable

          (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

          (i)-(j)   Not applicable.

                              S I G N A T U R E S

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Deerfield, State of Illinois, on October 30, 2000.

                                                   BAXTER INTERNATIONAL INC.


                                                   By:      /S/ Jan Stern Reed
                                                            --------------------
                                                            Jan Stern Reed
                                                            Corporate Secretary

Each person whose signature appears below constitutes and appoints Harry M. Jansen Kraemer, Jr. and Jan Stern Reed, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities And Exchange Commission, granting unto such attorney-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying all that such attorneys-in-fact and agents, or any of them or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on October 30, 2000.

SIGNATURE                                               TITLE

/S/ Harry M. Jansen Kraemer, Jr.          Chairman of the Board of Directors and
---------------------------------
Harry M. Jansen Kraemer, Jr.              Chief Executive Officer


/S/ Brian P. Anderson                     Senior Vice President and
---------------------------------
Brian P. Anderson                         Chief Financial Officer


/S/ Walter E. Boomer                      Director
---------------------------------
Walter E. Boomer


/S/ Pei-yuan Chia                         Director
---------------------------------
Pei-yuan Chia

/S/ John W. Colloton                      Director
---------------------------------
John W. Colloton


/S/ Susan Crown                           Director
---------------------------------
Susan Crown


/S/ Brian D. Finn                         Director
---------------------------------
Brian D. Finn


/S/ Frank R. Frame                        Director
---------------------------------
Frank R. Frame


/S/ Martha R. Ingram                      Director
---------------------------------
Martha R. Ingram


/S/ Arnold J. Levine                      Director
---------------------------------
Arnold J. Levine


/S/ Thomas T. Stallkamp                   Director
---------------------------------
Thomas T. Stallkamp


/S/ Monroe E. Trout                       Director
---------------------------------
Monroe E. Trout


/S/ Fred L. Turner                        Director
---------------------------------
Fred L. Turner

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                               INDEX TO EXHIBIT


Exhibit Number                 Description of Document
--------------                 -----------------------

 5                      Opinion of Thomas J. Sabatino, Jr.


10.1*                   2000 Incentive Compensation Program


10.2                    Stock Option Plan adopted February 21, 2000


15                      Awareness Letter of PricewaterhouseCoopers LLP


23.1                    Consent of PricewaterhouseCoopers LLP


23.2                    Consent of Thomas J. Sabatino, Jr.
                        (included in Exhibit 5)


24                      Powers of Attorney of officers and
                        directors of the Registrant
                        (included on signature page to this
                        Registration Statement)


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*      Previously filed